SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2018

SYNTHETIC BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, MD 20850

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 417-4364

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On November 30, 2018, the Company received written notice from Intrexon Corporation (“Intrexon”) stating that Intrexon and the Company had terminated by mutual agreement the Exclusive Channel Collaboration Agreement (the “ECC”) executed by and between the Company and Intrexon on August 10, 2015 that governed a “channel collaboration” arrangement in which the Company intended to use Intrexon’s technology for the treatment of Phenylketonuria (“PKU”), such termination to be effective immediately. The ECC had granted the Company a worldwide exclusive license to use the patents and other intellectual property of Intrexon in connection with the research, development, use, importing, manufacture, sale, and offer for sale of biotherapeutic products (a “Collaboration Product”) for the treatment of PKU in humans by direct administration of a viral construct containing a gene to alter genetic expression of phenyalanine hydroxylase and/or administration of genetically modified bacteria that express an effector directed to the metabolic conversion of phenyalanine (the “Field”). The license was exclusive to both parties within the Field. As a result of the mutually agreed upon November 30, 2018 termination, each party retains its own respective confidential information and intellectual property and all licenses between the parties granted under the ECC are terminated. The Company had also entered into the Exclusive Channel Collaboration Agreement, dated August 6, 2012 with Intrexon that governs a “channel collaboration” arrangement in which the Company intends to use Intrexon’s technology relating to the identification, design and production of human antibodies and DNA vectors for the development and commercialization of a series of monoclonal antibody therapies for the treatment of Pertussis, remains in effect

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2018, Synthetic Biologics, Inc. (the “Company”) entered into a three-year employment agreement with Steven A. Shallcross (the “Employment Agreement”), the interim Chief Executive Officer who has served as the Company’s Chief Financial Officer since June 1, 2015 to serve as the Chief Executive Officer and to continue to serve as the Chief Financial Officer of the Company. The Employment Agreement replaced the prior employment agreement with the Company that Mr. Shallcross entered into on April 28, 2015. In addition, Mr. Shallcross was appointed as a director of the Company. Mr. Shallcross will not receive additional compensation for service as a director of the Company and will not serve on any committees of the Board of Directors (the “Board”). The material terms of the Employment Agreement are set forth below.

Pursuant to the Employment Agreement, Mr. Shallcross is entitled to an annual base salary of $550,000 and an annual performance bonus of up to seventy five percent (75%) of his annual base salary. The annual bonus will be based upon the assessment of the Board of Mr. Shallcross’s performance. The Employment Agreement also includes confidentiality obligations and inventions assignments by Mr. Shallcross and non-solicitation and non-competition provisions.

The Employment Agreement has a stated term of three years but may be terminated earlier pursuant to its terms. If Mr. Shallcross’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated (i) by the Company without Cause or by Mr. Shallcross for Good Reason (as each is defined in the Employment Agreement) then in addition to paying the Accrued Obligations, (a) the Company will continue to pay his then current base salary and continue to provide benefits at least equal to those that were provided at the time of termination for a period of twelve (12) months and (b) he shall have the right to exercise any vested equity awards until the earlier of six (6) months after termination or the remaining term of the awards; or (ii) by reason of his death or Disability (as defined in the Employment Agreement), then in addition to paying the Accrued Obligations, Mr. Shallcross would have the right to exercise any vested options until the earlier of six (6) months after termination or the remaining term of the awards. In such event, if Mr. Shallcross commenced employment with another employer and becomes eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits to be provided by the Company as described herein would terminate.

The Employment Agreement provides that upon the closing of a “Change in Control” (as defined in the Employment Agreement), all unvested options shall immediately vest and the time period that Mr. Shallcross will have to exercise all vested stock options and other awards that Mr. Shallcross may have will be equal to the shorter of: (i) six (6) months after termination, or (ii) the remaining term of the award(s). If within one (1) year after the occurrence of a Change in Control, Mr. Shallcross terminates his employment for “Good Reason” or the Company terminates Mr. Shallcross’s employment for any reason other than death, disability or Cause, Mr. Shallcross will be entitled to receive: (i) the portion of his base salary for periods prior to the effective date of termination accrued but unpaid (if any); (ii) all unreimbursed expenses (if any); (iii) an aggregate amount (the “Change in Control Severance Amount”) equal to two (2) times the sum of his base salary plus an amount equal to the bonus that would be payable if the “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (iv) the payment or provision of any other benefits. If within two (2) years after the occurrence of a Change in Control, Mr. Shallcross terminates his employment for “Good Reason” or the Company terminates Mr. Shallcross’s employment for any reason other than death, disability or Cause, Mr. Shallcross will be entitled to also receive for the period of two (2) consecutive years commencing on the date of such termination of his employment, medical, dental, life and disability insurance coverage for him and the members of his family that are not less favorable to him than the group medical, dental, life and disability insurance coverage carried by the Company for him. The Change in Control Severance Amount is to be paid in a lump sum if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Internal Revenue Code (“Rule 409A”)), or in 48 substantially equal payments, if the Change in Control event does not so comply with Section 409A.

The information contained in this Item 5.02 regarding the Employment Agreement is qualified in its entirety by a copy of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Mr. Shallcross, age 57, Mr. Shallcross was appointed as the Company’s Interim Chief Executive Officer on December 5, 2017 and has served as the Company’s Chief Financial Officer, Treasurer and Secretary since joining the Company in June 2015. Mr. Shallcross brings to the Company operational, financial and international biotech industry experience, as well as an established track record at leading the financial development and strategy for several publicly traded biotech companies. From May 2013 through May 2015, Mr. Shallcross served as Executive Vice President and Chief Financial Officer of Nuo Therapeutics, Inc. (formerly Cytomedix, Inc.). In January 2016, Nuo Therapeutics, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and on April 25, 2016, the Bankruptcy Court entered an order granting approval of Nuo’s plan of reorganization. From July 2012 to May 2013, Mr. Shallcross held the offices of Executive Vice President, Chief Financial Officer and Treasurer of Empire Petroleum Partners, LLC, a motor fuel distribution company. From July 2011 to March 2012, Mr. Shallcross was Acting Chief Financial Officer of Senseonics, a privately-held medical device company located in Germantown, MD. From January 2009 to March 2011, he served as Executive Vice President and Chief Financial Officer of Innocoll AG (formerly privately held Innocoll Holdings, Inc.), a global, commercial-stage biopharmaceutical company specializing in the development and commercialization of collagen-based products. He also served for four years as the Chief Financial Officer and Treasurer of Vanda Pharmaceuticals, Inc., leading the company through its successful IPO and follow-on offering and previously served as the Senior Vice President and Chief Financial Officer of Middlebrook Pharmaceuticals, Inc. (formerly Advancis Pharmaceutical Corporation). In addition, Mr. Shallcross also served as the Chief Financial Officer of Bering Truck Corporation. He holds an MBA from the University of Chicago’s Booth School of Business, a Bachelor of Science degree in Accounting from the University of Illinois, Chicago, and is a Certified Public Accountant in the State of Illinois.

There are no family relationships between Mr. Shallcross and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer of the Company. Additionally, there have been no transactions involving Mr. Shallcross that would require disclosure under Item 404(a) of Regulation S-K.

On December 6, 2018, the Board of Directors of the Company awarded Mr. Shallcross, a cash bonus equal to his full target bonus of 75% of his prior base salary and an option to purchase 200,000 shares of the Company’s common stock (the “Common Stock”). The stock option granted to Mr. Shallcross has an exercise price of $0.6895 per share, which is the closing price of the Common Stock on the date of the grant (December 6, 2017), vests pro rata, on a monthly basis, over 36 consecutive months and expires in seven (7) years from the date of the grant, unless terminated earlier. The stock option was granted pursuant to the Company’s 2010 Stock Incentive Plan and the Company’s existing registration statement on Form S-8 for the 2010 Stock Incentive Plan.

On December 6, 2018, the Board of Directors also granted to each non-executive member of the Board an option to purchase 79,500 shares of Common Stock at an exercise price of $0.6895 per share, vest pro rata, on a monthly basis, over 36 consecutive months and expires in seven (7) years from the date of the grant, unless terminated earlier.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

10.1	Employment Agreement with Steven A. Shallcross dated December 6, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2018	SYNTHETC BIOLOGICS, INC. (Registrant)

	By:	/s/ Steven A. Shallcross
Steven A. Shallcross
Chief Executive Officer and Chief Financial Officer